EXHIBIT 10.1

                               DLB OIL & GAS, INC.
                         1601 N.W. Expressway, Suite 700
                       Oklahoma City, Oklahoma 73118-1401

                                                                October 16, 1996

STRICTLY CONFIDENTIAL

The Board of Directors
WRT Energy Corporation
5718 Westheimer, Suite 1201
Houston, Texas 77057

Attention:     Raymond P. Landry
               Chairman of the Board

Gentlemen:

        DLB Oil & Gas, Inc. ("DLB") and Wexford Management LLC, on behalf of its affiliated investment funds ("Wexford"; Wexford and DLB, and the joint venture that they may form for the purposes hereof, being collectively the "DLBW Proponent") are pleased to submit the following proposal (the "DLBW" Proposal") to sponsor and fund a plan of reorganization for WRT Energy Corporation ("WRT" or the "Company") to be proposed in WRT's chapter 11 case.

        The DLBW Proposal is premised on the use of a significant equity investment to allow the Company to develop and operate its assets in a manner so as to maximize their value as compared to a sale of those assets in the near term on an as is basis. The DLBW Proposal contemplates an equity investment by the DLBW Proponent of up to $21 million (inclusive of the post-petition financing set forth in section 5 below). The DLBW Proposal contemplates that the DLBW Proponent's investment would be used to provide the Company with funds sufficient to provide for the distributions to be made under the Plan (as defined below) and to meet its working capital and

The Board of Directors
October 16, 1996
Page 2

capital expenditure needs in accordance with a new business plan developed jointly by the DLBW Proponent and the Company.

        The DLBW Proposal will terminate automatically unless it is accepted by WRT by delivery to the DLBW Proponent of an executed counterpart to this letter by 5:00 p.m., Houston time, on October 22, 1996. If the DLBW Proponent is accepted, the DLBW Proponent and WRT will proceed promptly (i) to seek approval from the Court (as defined below) for the incurrence of the obligations of WRT set forth in sections 3 and 6 hereof, (ii) to negotiate in good faith and seek approval from the Court of, and authorization for WRT to enter into, definitive agreements embodying the post-petition financing set forth in paragraph 5 hereof, and (iii) to negotiate in good faith with each other one or more definitive agreements embodying the terms of the DLBW Proposal (the "Definitive Agreements") and, as joint proponents, to negotiate with other interested parties a consensual plan of reorganization for WRT embodying the terms of the plan described herein.

        The terms of the DLBW Proposal are as follows:

        1. THE PROPOSAL INVESTMENT. The DLBW Proponent will commit to make a significant investment of up to $21 million in WRT on the date on which WRT's plan of reorganization (the "Plan") is consummated (the "Consummation Date"), which will be used to purchase new common stock of reorganized WRT ("New WRT"). The DLBW Proponent's commitment will be in connection with a rights offering pursuant to which, as set forth in section 2(e) below, additional new common stock of New WRT will be issued and sold. The DLBW Proponent and, as set forth in

The Board of Directors
October 16, 1996
Page 3

section 2(e) below, the holders of WRT's 13-7/8% Senior Notes (the "Bondholders") and its own unsecured creditors (each holding allowed claims) will be entitled to participate in the rights offering. The proceeds from the sale of all such new common stock will be used to fund the payments required to be made pursuant to the Plan, as described in section 2, as well as for the general corporate purposes of New WRT.

        The DLBW Proponent commits to (i) exercise its rights as a Bondholder to purchase the new common stock of New WRT as set forth in section 2(e) and (ii) purchase all such new common stock not purchased by the Bondholders and other unsecured creditors of WRT.

        2. THE PLAN OF REORGANIZATION. The Plan shall be on terms and conditions reasonably satisfactory to the DLBW Proponent, and shall include the following provisions:

               (a) STRUCTURE. The Plan will be structured either as a reorganization of the existing company, or as an asset or stock acquisition by a company to be formed under the Plan. The exact structure will be determined in such a fashion as to maximize the initial asset and operational values.

               (b) ADMINISTRATIVE AND PRIORITY CLAIMS. All allowed Administrative and Priority Claims will be paid in cash in full on the effective date of the Plan.(1)

               (c) INCC SECURED CLAIM. The claim of Internationale Nederlanden (U.S.) Capital Corporation ("INCC") (which claim consists of unpaid principal of approximately $15 million and accrued interest of approximately $2 million that will be capitalized) will be restructured on terms to

--------
        (1) Administrative claims are assumed to include royalty cure payments that would be due if WRT loses its pending motion seeking to have these payments classified as unsecured claims. Priority claims will include employee bonuses, assuming that the Court approves WRT's proposed employee bonus plan.

The Board of Directors
October 16, 1996
Page 4

be negotiated with INCC or as permitted by the Court. Unless otherwise permitted by the Court, INCC will retain its existing security interests(2) as security for repayment of the restructured loan.

               (d) OTHER SECURED CLAIMS. All other allowed claims that are determined to be secured by valid, enforceable and non-avoidable liens on assets of WRT will be paid in full in cash. These claims include the claims of all holders of liens other than INCC and Texaco, Inc. ("Texaco"), and are assumed to include the claim of Tri-Core.

               (e) UNSECURED CLAIMS. Each Bondholder and each other holder of an allowed unsecured claim will receive such holder's PRO RATA share of 10 million shares of New WRT's new common stock and the right to purchase, at a price of $3.50 per share, such holder's PRO RATA share of between 4.3 and 6 million additional shares of New WRT's new common stock (for a minimum aggregate purchase price of $15,050,000 and a maximum aggregate purchase price of $21,000,000). As set forth in section 1, the DLBW Proponent commits to exercise its rights as a Bondholder to purchase the new common stock of New WRT pursuant to this rights offering, and shall be entitled, and commits, to purchase all new common stock offered pursuant to the rights offering but not purchased by the Bondholders or other unsecured creditors.

               (f) LITIGATION CLAIMS. The holders of claims in the class action lawsuits will be given the option to contribute their claims (other than claims against current or former directors and/or officers of WRT) to New WRT. New WRT will fund the further prosecution of the lawsuits, and the proceeds from the lawsuits will be divided among New WRT, the current or former Bondholders who have contributed their claims and the current or former stockholders who have contributed their claims. In addition, the current or former Bondholders and stockholders who have contributed their claims will receive warrants, exercisable within five years of the Consummation Date, to purchase 1% of the new common stock of New WRT at an exercise price of $10.00 per share, and will also receive any warrants provided for in section 2(g) but not distributed to the pre- petition stockholders as set forth therein. The holders of claims in the class action who have not contributed their claims will receive the treatment described in section 2(g).

               (g) PRE-PETITION STOCKHOLDERS. If all classes of unsecured creditors and pre-petition stockholders vote to accept the Plan, the holders of claims in the class action who have not contributed their claims and the pre-petition common and preferred stockholders will receive warrants, exercisable within five years of the Consummation Date, to purchase 4% of New WRT's new common stock, at an exercise price of $10.00 per share. The board of directors of WRT shall

--------
        (2) The DLBW Proponent reserves its right to challenge the existence, validity, perfection and priority of INCC's asserted lien on WCBB (as defined below).

The Board of Directors
October 16, 1996
Page 5

determine in its discretion, the allocation of such warrants between the holders of pre-petition common stock of WRT and the holders of pre-petition preferred stock of WRT. If any class of unsecured creditors rejects the Plan, pre-petition common and preferred stockholders will receive no distributions, and the warrants will instead be distributed as set forth in section 2(f).

               (h) TEXACO AND WEST COTE BLANCHE BAY. The Plan will be conditioned on either (i) the entry, on or before the date on which the Court confirms the Plan, by the Bankruptcy Court for the Western District of Louisiana, Lafayette-Opelousas Division (the "Court") of an order permitting (A) the rejection by WRT of the Contract Area Operating Agreement (the "CAOA") with Texaco without the loss by WRT of its leasehold interest in both the shallow and deep rights with respect to the West Cote Blanche Bay oil field ("WCBB"), (B) the termination by WRT of the CAOA without the loss by WRT of its leasehold interest in WCBB or (C) the sale, pursuant to 11 U.S.C. ss. 363(h), of all interests in the WCBB shallow rights held by the parties to the CAOA, or (ii) a consensual arrangement with Texaco as to the CAOA and WRT's leasehold interest in WCBB satisfactory to the DLBW Proponent in its sole discretion.

               (i) STRUCTURE OF REORGANIZED COMPANY. The Company, as reorganized, will be a public company. In addition, the Company's organizational documents will provide for appropriate board representation and other protections for minority shareholders.

               (j) DLB SPECIAL SERVICES AGREEMENT. In recognition of potential cost savings and available expertise at DLB for certain services (such as accounting and geophysical services), the Company will enter into a three-year agreement with DLB pursuant to which DLB will provide such services to the Company for a fee to be agreed. The terms of this agreement will be negotiated on an arm's length basis, and must be satisfactory to WRT, DLB and the DLBW Proponent or otherwise approved by the Court as reasonable.

               (k) MANAGEMENT OF REORGANIZED COMPANY. The board of directors of New WRT shall, at least three years following the Consummation Date, consist of five members. Regardless of the initial percentage ownership of the new common stock of New WRT, the DLBW Proponent shall have the right, for three years following the Consummation Date, to designate three of the members of New WRT's board of directors; the remaining two members shall be designated by WRT's Official Committee of Unsecured Creditors, but must be reasonably acceptable to the DLBW Proponent. As a result, it is expected that senior management will include designees of the DLBW Proponent, and that it is likely to include some members of the current senior management of New WRT. The parties hereto intend, prior to the filing of the Plan and the disclosure statement with respect thereto, to finalize the basic terms and conditions of any proposed arrangement regarding senior management,

The Board of Directors
October 16, 1996
Page 6

which is likely to be memorialized in one or more employment agreements, the terms of which will be disclosed and/or approved as required by applicable law.

               (l) EMPLOYEE STOCK OPTION PLAN. The DLBW Proponent will consider the creation of an employee stock option plan for New WRT. If such a plan is created, there shall be, as of the effective date of the Plan, 300,000 shares of common stock of New WRT that will be authorized to be issued pursuant to such plan at a price of $3.50 per share. The date of issuance of such shares, and the vesting period under the employee stock option plan, shall be determined by the board of directors of New WRT at any time after the effective date of the Plan.

               (m) FUNDING FOR PLAN DISTRIBUTIONS. The distributions to be made under the Plan and the amount of available working capital as of the effective date of the Plan shall be funded from the amounts raised through the rights offering, the amount invested by the DLBW Proponent's commitment pursuant to section 1 and WRT's unencumbered cash.

        3. COVENANTS OF THE COMPANY. The Company covenants and agrees that until the earlier of the termination of this letter agreement and the Consummation
Date:

               (a) the Company will conduct its business only, and will not take any action except in the ordinary course of business and in a manner consistent with past practice with past practice and, subject to the applicable provisions of the Bankruptcy Code and the orders of the Court, shall use its reasonable efforts to preserve substantially intact its assets and business organization;

               (b) the Company will not amend its Certificate of Incorporation or By-Laws or change its authorized or outstanding capital stock;

               (c) except as set forth in the motion seeking approval of certain employee bonuses previously filed with the Court, and except in amounts that individually or in the aggregate are not material, the Company will not (i) grant to any director or officer or to any employee or consultant any increase in compensation in any form, (ii) grant to any such person any severance or termination pay or benefit, or (iii) make any loan or advance to, or enter into, amend, modify, terminate or renew any compensation benefit or employment agreement or arrangement with, any such person;

               (d) the Company shall promptly notify the DLBW Proponent of (i) the occurrence of any change, event or condition that has had, or could reasonably be expected to have, an effect that is materially adverse to the business, results of operation, properties, assets, liabilities or prospects of the Company, (ii) the commencement or threat of commencement of any litigation that might

The Board of Directors
October 16, 1996
Page 7

reasonably be expected to have such an effect or (iii) any change in the management of the Company; and

               (e) the Company will not take any action inconsistent with the terms of the DLBW Proposal or this letter agreement without the prior written consent of, and without giving prior written notice to, the DLBW Proponent.

        4. CONDITIONS TO THE DLBW PROPOSAL. The obligation of the DLBW Proponent to effect the DLBW Proposal shall be subject to the satisfaction or waiver by the DLBW Proponent of each of the following conditions:

               (a) the execution and delivery on or before March 31, 1997 of Definitive Agreements containing the terms and conditions set forth in this letter agreement and such other indemnities, covenants, representations and warranties and such other terms and conditions (including customary "non-solicitation" provisions and the expense reimbursement, and break-up fee provisions set forth in section 6 below) as shall be reasonably satisfactory to the DLBW Proponent; the representations and warranties of WRT set forth therein shall be true and correct in all material respects on the Consummation Date and WRT shall have performed all of its obligations required to have been performed on or before the Consummation Date;

               (b) there shall have occurred no change, condition or event (including, without limitation, the institution of litigation) that has had or, in the judgment of the DLBW Proponent, would reasonably be expected to have, an effect that is materially adverse to the business, results of operation, properties, assets, liabilities or prospects of the Company or to the value to the DLBW Proponent of the investment to be made pursuant to the DLBW Proposal. The DLBW Proponent shall have no obligation to consummate the DLBW Proposal if any information furnished to it by WRT including, without limitation, the information contained in the Annual Report on Form 10-KSB for the year ended December 31, 1995, or on the Quarterly Report on Form 10-Q for the three months ended September 30, 1995, or in monthly financial reports for the periods subsequent to September 30, 1995, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

               (c) the Plan shall be consistent with the provisions of section 2 hereof; a disclosure statement relating to the Plan shall have been filed with the Court on or prior to December 15, 1996; the Plan shall have been confirmed by the Court pursuant to a confirmation order entered on or prior

The Board of Directors
October 16, 1996
Page 8

to March 31, 1997; the order approving the disclosure statement and order confirming the Plan shall be in form and substance reasonably satisfactory to the DLBW Proponent; and the Consummation Date shall have occurred on or prior to April 30, 1997.

        5. POST-PETITION FINANCING. The offer of the DLBW Proponent to provide the Company with post-petition financing pursuant to the terms of the draft Credit Agreement distributed on September 9, 1996 to INCC, Texaco and the Company's Official Committee of Unsecured Creditors shall be extended until December 15, 1996. The post-petition financing will be repaid by crediting the amount outstanding against the amount paid by the DLBW Proponent pursuant to section 1 for the new common stock of New WRT. If the Plan is not confirmed or consummated the post-petition financing will be repaid in cash.

        6. EXPENSES AND BREAK-UP FEE. (i) The reasonable out-of-pocket expenses (including, without limitation, the reasonable fees and expenses of counsel and other advisors to the DLBW Proponent) incurred in connection with the preparation, negotiation and consummation of the DLBW Proposal, the Definitive Agreements and the Plan shall be for WRT's account and, upon approval by the Court, shall be an allowed administrative expense claim under section 503(b)(1)(A) of the Bankruptcy Code, whether or not the transactions contemplated by the DLBW Proposal are consummated; PROVIDED, THAT, if such transactions are not consummated as a result of the material breach by the DLBW Proponent of its obligations under the Definitive Agreements, WRT shall have no obligation to pay the fees and expenses of the DLBW Proponent. Payment of costs and expenses shall be made from time to time promptly, and in no event later than 15 days, following written

The Board of Directors
October 16, 1996
Page 9

demand therefor by the DLBW Proponent accompanied by appropriate invoices. Any costs and expenses paid to the DLBW Proponent for which it is not eligible pursuant to the proviso in the first sentence of this section 6(i) shall be promptly returned to WRT. The obligation of WRT to reimburse the DLBW Proponent for its costs and expenses shall not exceed $500,000; PROVIDED, HOWEVER, that the DLBW Proponent and WRT shall each reserve their rights to seek to increase the maximum permitted amount of the expense reimbursement pursuant to this section 6(i).

               (ii) If (x) WRT breaches any of its material obligations under the Definitive Agreements, (y) WRT reaches an agreement in principle with respect to, accepts a commitment for the purchase of, contracts to sell or sells WRT or a material portion of its assets or operations, or debt or equity securities of WRT, to any person other than the DLBW Proponent or persons approved by the DLBW Proponent, or terminates the Definitive Agreements for any reason other than as a result of a material breach thereof by the DLBW Proponent or (z) a plan of reorganization for WRT other than the Plan is confirmed (collectively, a "Break-Up Event"), WRT shall pay to the DLBW Proponent, in addition to the reimbursement of out-of-pocket expenses set forth in section 6(i), a fee (the "Break-Up Fee") in the amount of $1,000,000, payable promptly, and in no event later than 15 days, following written demand therefor by the DLBW Proponent. The Break-Up Fee shall be an administrative expense claim under section 503(b)(1)(A) of the Bankruptcy Code. The Break-Up Fee shall be payable to the DLBW Proponent if, and only if, at the occurrence of the Break-Up Event, the DLBW Proponent shall have not theretofore exercised any right or stated its

The Board of Directors
October 16, 1996
Page 10

intent to terminate or not perform its obligations under the Definitive Agreements, except as a consequence of the failure of WRT to perform its material obligations under the Definitive Agreements.

               (iii) The obligations of WRT under clauses (i) and (ii) of this section 6 are subject to and conditioned upon approval by the Court of such provisions; provided that the DLBW Proposal (whether or not previously accepted by the Company) and the obligations of the DLBW Proponent hereunder and under the Definitive Agreements shall terminate if such approval has not been obtained from the Court on or prior to November 12, 1996. WRT will use its best efforts to obtain such approval and will submit motion papers for such approval to the Court no later than the close of business on October 30, 1996.

        7. CONFIDENTIALITY. No information concerning the DLBW Proposal or this letter agreement, or any discussions in connection therewith, shall be disclosed without the prior written approval of the DLBW Proponent, except for disclosure pursuant to an order of the Court or disclosure reasonably required in connection with motions or other pleadings required to be filed by the Company by the terms of this letter agreement or in connection with the DLBW Proposal. Neither the DLBW Proponent nor WRT will issue any press release or similar statement without the prior approval of the other party, which approval shall not be unreasonably withheld.

        8. TERMINATION. The DLBW Proposal and this letter agreement may be terminated by mutual consent of WRT and the DLBW Proponent at any time prior to the execution of Definitive

The Board of Directors
October 16, 1996
Page 11

Agreements. In addition, the DLBW Proposal and this letter agreement may be terminated by the DLBW Proponent by written notice to WRT in the event (i) the Definitive Agreements have not been executed and delivered by WRT on or before March 31, 1997, (ii) any of the conditions to the obligations of the DLBW Proponent to consummate the DLBW Proposal cannot be satisfied (unless such condition has previously been waived in writing by the DLBW Proponent) or (iii) a Break-Up Event occurs. The provisions of sections 6 and 7 of this letter agreement shall survive any such termination.

        9. BINDING EFFECT. Upon execution of this letter by WRT, the provisions of the third paragraph of this letter and sections 3, 5, 6, 7 and 8 of this letter agreement shall be binding upon the parties. Except as provided in the foregoing sentence, this letter is not intended to be binding upon the parties hereto or to create any legal or equitable obligations or rights, including, without limitation, an agreement to enter into an agreement.

        10. MISCELLANEOUS. This letter may be executed in counterparts, which taken together shall constitute one and the same instrument. This letter may be amended, supplemented or otherwise modified only by a writing duly signed by each of the parties hereto. This letter shall be governed and construed in accordance with the laws of the State of Oklahoma.

The Board of Directors
October 16, 1996
Page 12

        If this letter accurately reflects our understanding, please so indicate by signing and returning to the undersigned the enclosed duplicate of this letter.

                               Very truly yours,

                               DLB OIL & GAS, INC.

                               By:/s/ SIGNATURE ILLEGIBLE

                               WEXFORD MANAGEMENT LLC on behalf
                               of its affiliated investment funds

                               By:/s/ SIGNATURE ILLEGIBLE

Accepted and agreed to this
22nd day of October, 1996
Amended October 28, 1996

WRT ENERGY CORPORATION

By:/s/ RAYMOND P. LANDRY